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                                                                     Exhibit 3.1

                       CERTIFICATE OF DESIGNATION, POWERS,
                      PREFERENCES AND RIGHTS OF THE SERIES
                                       OF
                                 PREFERRED STOCK
                                       OF
                             FINANTRA CAPITAL, INC.
                                TO BE DESIGNATED
               6% SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK

         Pursuant to Section 151 (g) of the Delaware General Corporation Law, we, the undersigned, Robert Press and Maynard Hellman, being respectively the Vice President and Chairman of the Board of Directors and the Assistant Secretary of Finantra Capital, Inc. (the "Company"), a Delaware corporation, DO HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Company by unanimous written consent, and that said resolution has not been rescinded or amended and is in full force and effect at the date hereof:

         RESOLVED, that, pursuant to authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation, as amended to date. the Board of Directors hereby creates a series of Preferred Stock of the Company, par value $.01 per share and having a stated value of $1,000 per share, to be designated "6% Series C Cumulative Convertible Preferred Stock" and to consist of Three Thousand Eight Hundred (3,800) shares, and hereby fixes the powers, designations, preferences and relative, participating, optional and other rights of the shares of such series, and the qualifications, limitations, or restrictions thereof (in addition to those provisions set forth in the Certificate of Incorporation, as amended, which are applicable to the 6% Series C Cumulative Convertible Preferred Stock), as follows:

         Section 1. Designation. Amount. Par Value, Stated Value and Rank. The series of Preferred stock shall be designated as 6% Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock"), and the number of shares so designated shall be 3,800 (which shall not be subject to increase without the consent of the holders of the Series C Preferred Stock ("Holders")). Each share of Series C Preferred Stock shall have a par value $.01 per share and a stated value of $1,000 per share (the "Stated Value").

         The Series C Preferred Stock shall rank senior to the Junior Securities (as defined below) and pari passu to the Series A 10% Redeemable Convertible Preferred Stock of the Company, (except to the extent certain holders thereof have not consented to and waived the issuance of the Series C Preferred Stock ranking pari passu to Stock Preferred Stock) and the Series B Convertible Preferred Stock of the Company issued and outstanding on the Original Issue Date as to distributions and upon liquidation. dissolution or winding up.

         Section 2. Dividends.

                  (a) Amount of Dividends. The holders of Series C Preferred Stock shall be entitled to receive, in preference to the holders of Common Stock or any other Junior Securities, cumulative annual dividends at the annual rate of 6% of the Stated Value in cash for each share of Series C Preferred Stock held. Such dividends shall be payable as and when declared by the Board of Directors out of the assets of the Company legally available for payment thereof. Dividends shall be paid in cash. Dividends payable to holders of Series C Preferred Stock. as aforesaid, whether or not declared by the Board of Directors, shall accumulate from and after the date of original issuance of the Series C Preferred Stock and shall be paid quarterly in arrears on the first business day of January, April, July and October in each year (each, a "Dividend Date"), commencing on January 1, 2000. Dividends will be payable to holders of record as they appear on the stock books of the Company on the record date, which will be the December 15, March 15, June 15 or September 15, as the case may be' before the related Dividend Date.

         (b) Payment of Dividends on Common Stock and Junior Securities. No cash dividends may be paid, or funds set apart for payment, on shares of any class of Junior Securities until all accumulated dividends on the Series C Preferred Stock have been paid in full or declared and funds set apart for payment thereof in full. Additionally, the Company shall not declare or make any dividend or distribution with respect to Common Stock, other than regular cash dividends or dividends payable solely in shares of Common Stock, unless each holder of Series C Preferred Stock concurrently receives dividends or distributions equal in amount and in the same kind of property (whether cash, securities or other property) as such holder would be entitled to receive if all of the outstanding Series C Preferred Stock were converted into Common Stock as of the record date of such dividend or distribution with respect to Common Stock. As used herein, the term "regular cash dividends" shall mean any cash dividend publicly characterized by the Board of Directors at the time of its declaration as a regular dividend? whether payable on a quarterly, semi-annual or annual basis.

         Section 3. Junior Securities. So long as any Series C Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem. purchase or otherwise acquire otherwise than upon conversion or exchange directly or indirectly any Junior Securities, nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 6) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

         Section 4. Voting Rights. The holders of Series C Preferred Stock shall have no right to vote, except as otherwise required by Delaware law. However, so long as any shares of Series C Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the written consent of the holders of 66 2/3% of the shares of the Series C Preferred Stock then outstanding, (a) amend, alter or change the preferences or rights of any series or class of capital stock of the Company (including the Series C Preferred Stock) or the qualifications, limitations or restrictions thereof if such amendment, alteration or change adversely affects the powers, preferences or rights given to the Series C Preferred Stock, (b) alter or amend this Certificate of Designation, (c) authorize or create any class or series of any class of capital stock ranking as to distribution of assets upon a Liquidation (as defined in Section 5) or otherwise senior to the Series C Preferred Stock,
(d) amend its Certificate of Incorporation, bylaws or other organizational documents so as to affect adversely any rights of any Holders, (e) increase the authorized number of shares of Series C Preferred Stock, and (f) enter into any agreement with respect to the foregoing.

         Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series C Preferred Stock an amount equal to the Stated Value before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series C Preferred Stock shall be distributed among the holders of Series C Preferred Stock and the holders of all securities ranking pari passu to the Series C Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation' but instead shall be subject to the provisions of
Section 6(c)(vii). The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Series C Preferred Stock.

         Section 6. Conversion.

                  (a) (i) Each share of Series C Preferred Stock shall be convertible into shares of Common Stock (subject to Section 6(a)(ii) and Section 6(a)(iii)) at the Conversion Ratio (as defined in Section 9) at the option of the Holder in whole or in part at any time after the Original Issue Date. The Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Series C Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Series C Preferred Stock to be converted. The date on which such conversion is to be effected shall be the date the Holder delivers such Conversion Notice by facsimile (the "Conversion Date"). Subject to Sections 6(a)(ii) and 6(b) hereof, each Conversion Notice, once given, shall be irrevocable. If the Holder is converting less than all shares of Series C Preferred Stock represented by the certificate or certificates tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such Holder (in the manner and within the time set forth in Section 6(b)) a certificate for such number of shares as have not been connverted.

                  (ii) If on the Conversion Date applicable ~o any conversion,
(A) the Common Stock is then listed or quoted for trading on the Nasdaq National Market, the New York Stock Exchange, the American Stock Exchance or The Nasdaq Small Cap Market, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Series C Preferred Stock, together with any shares of Common Stock previously issued upon conversion of Series C Preferred Stock, would equal or exceed 20% of the number of shares of Common Stock outstanding on the Original Issue Date (the "Issuable Maximum"), and (C) the Company has not previously obtained, if so required (or attempted pursuant to clause (1) of this subsection to obtain) Shareholder Approval (as defined below), then the Company shall issue to any Holder so requesting conversion of Series C Preferred Stock its pro rata portion of the Issuable Maximum in the same ratio that the number of shares of Series C Preferred Stock held by any such Holder bears to all shares of Series C Preferred Stock then outstanding and, with respect to any shares of Common Stock that otherwise would have been issuable to such Holder in respect of the Conversion Notice at issue in excess of the Issuable Maximum (the "Remaining Shares"), the Company shall, if so required, at the Holder's request, (x) as promptly as possible but in no event later than 45 days after such Conversion Date, convene a meeting of the holders of the Common Stock and use its best efforts to obtain the Shareholder Approval or a waiver of such approval from The Nasdaq Stock Market or the appropriate exchange, and (y)(l) as promptly as possible from time to time, after a written request by the Holder, issue shares of Common Stock at a Conversion Price equal to the Per Share Market Value on the Trading Day immediately preceding the date of such request for all or a portion of the Remaining Shares (plus any and all accumulated and unpaid dividends) held by such Holder (whether or not subject to the Conversion Notice specified above) or (2) as promptly as possible, but in any event within five Trading Days after a request by the Holder, redeem all or a portion of the Remaining Shares (plus any and all accumulated and unpaid dividends) to which such Conversion Notice applies. for an amount, paid in cash, equal to the greater of (A) the Stated Value of such Remaining Shares, plus any and all accumulated and unpaid dividends, multiplied by 120%, or (B) the applicable Conversion Ratio as of the Conversion Date multiplied by the average Per Share Market Value for the five Trading Days immediately preceding the Conversion Date or the date of payment, whichever is greater. If the Holder has requested that the Company redeem shares of Series C Preferred Stock pursuant to this Section and the Company fails for any reason to pay the redemption price, as calculated pursuant to the immediately preceding sentence, within seven days after such notice is deemed delivered pursuant to the preceding sentence, the Company will pay interest on the redemption price at a rate of 15% per annum, in cash to such Holder, accruing from such seventh day until the redemption price and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). "Shareholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Company held in accordance with the Company's Certificate of Incorporation and bylaws, of the issuance by the Company of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of Series C Preferred Stock into Common Stock at a price less than the greater of the book or market value on the

Original Issue Date as and to the extent required pursuant to the rules of the appropriate exchange or market.

                  (iii) In no event shall a Holder be permitted to convert any shares of Series C Preferred Stock in excess of the number of such shares upon the conversion of which, (x) the number of shares of Common Stock owned by such Holder (other than shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock or upon the exercise of Warrants (as defined in the Purchase Agreement)) plus (y) the number of shares of Common Stock issuable upon such conversion of such shares of Series C Preferred Stock, would be equal to or exceed (z) 9.999% of the number of shares of Common Stock then issued and outstanding, including shares issuable on conversion of the Series C Preferred Stock held by such Holder after application of this Section 6(a)(iii). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations thereunder. To the extent that the limitation contained in this Section 6(a)(iii) applies, the determination of whether shares of Series C Preferred Stock are convertible (in relation to other securities owned by a Holder) and of which shares of Series C Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of shares of Series C Preferred Stock for conversion shall be deemed to be such Holder's determination of whether such shares of Series C Preferred Stock are convertible (in relation to other securities owned by a Holder) and of which shares of Series C Preferred Stock are convertible, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. Nothing contained herein shall be deemed to restrict the right of a Holder to convert such shares of Series C Preferred Stock at such time as such conversion will not violate the provisions of this paragraph. The provisions of this Section 6(a)(iii) may be waived by a Holder of Series C Preferred Stock as to itself (and solely as to itself) upon not less than 75 days prior notice to the Company, and the provisions of this Section 6(a)(iii) shall continue to apply until such 75th day (or later, if stated in the notice of waiver). No conversion in violation of this paragraph but otherwise in accordance with this Certificate of Designation shall affect the status of the securities issued upon such conversion as validly issued, fully-paid and nonassessable.

                  (b) (i) Not later than five (5) Trading Days after any Conversion Date. the Company will deliver to the applicable Holder by express courier (A) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series C Preferred Stock (subject to reduction pursuant to Section 6(a)(ii) and Section 6(a)(ii )), and (B) one or more certificates representing the number of shares of Series C Preferred Stock not converted. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth Trading Day after the Conversion Date (the "Delivery Date"), the holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Series C Preferred Stock tendered for conversion, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 6(b)(ii) and (iii) shall be payable through the date notice of rescission is given to the Company.

                  (ii) The Company understands that a delay in the delivery of the shares of Common Stock upon conversion of shares of Series C Preferred Stock and failure to deliver certificates representing the unconverted shares of Series C Preferred Stock beyond the Delivery Date could result in economic loss to the Holder. If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section hereunder by the Delivery Date, the Company shall pay to such Holder, in cash, an amount per Trading Day for each Trading Day until the earlier of the date such certificates are delivered or the date the conversion is rescinded pursuant to Section 6(b)(i) above, together with interest on such amount at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to (i) 1% of the Stated Value of the shares of Series C Preferred

Stock requested to be converted for the first five Trading Days after the Delivery Date and (ii) 2% of the Stated Value of the shares of Series C Preferred Stock requested to be converted for each Trading Day thereafter (which amounts shall be paid as liquidated damages and not as a penalty). Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, as provided in Section 6(b)(iii) below), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

                  (iii) In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 6(b)(i) by the Delivery Date and if after the Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Company shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series C Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 aggregate Stated Value of the shares of Series C Preferred Stock, the Company shall be required to pay the Holder $1,000, plus interest. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In..

                  (c) (i) Prior to the 180th day following the Original Issue Date, the conversion price for each share of Series C Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be an amount equal to the average Per Share Market Value for the three consecutive Trading Days immediately prior to the Original Issue Date (the "Initial Conversion Price"). On and after the l 80'h day following the Original Issue Date. the Conversion Price for each share of Series C Preferred Stock in effect on any Conversion Date shall be the lesser of (A) the Initial Conversion Price and (B) an amount equal to 80% of the Per Share Market Value for the Trading Day prior to the Conversion Date, except that if during any period (a "Black-out Period"), a Holder is unable to trade any Common Stock issued or issuable upon conversion of Series C Preferred Stock immediately due to the postponement of filing or delay or suspension of effectiveness of a registration statement or because the Company has otherwise informed such Holder that an existing prospectus cannot be used at that time in the sale or transfer of such Common Stock, such Holder shall have the option but not the obligation on any Conversion Date within ten Trading Days following the expiration of the Black-out Period of using the Conversion Price applicable on such Conversion Date or any Conversion Price selected by such Holder that would have been applicable had such Conversion Date been at any earlier time during the Black-out Period or within the ten Trading Days thereafter.

                  (ii) If the Company, at any time while any shares of Series C Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity security payable in shares of Common Stock. (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 6(c)(ii) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

                  (iii) If the Company, at any time while any shares of Series C Preferred Stock are outstanding, shall sell or issue additional shares of Common Stock or rights or warrants to acquire shares of Common Stock at a price per share less than the Per Share Market Value at the record date mentioned below, excluding any rights of the holders of Series C Preferred Stock or the holders of the Warrants issued pursuant to the Purchase Agreement to acquire Common Stock and shares of Common Stock issuable pursuant to agreements filed by the Company as exhibits to its reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the Initial Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such shares, rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares. if any) outstanding on the date of issuance of such shares, rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such shares, rights or warrants are issued, and shall become effective immediately after the issuance of such shares, rights or warrants or, if such rights or warrants are issued to shareholders of the Company. the record date for the determination of shareholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Initial Conversion Price pursuant to this
Section 6(c)(iii). if any such right or warrant shall expire and shall not have been exercised, the Initial Conversion Price shall immediately upon such expiration be re-computed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Initial Conversion Price made pursuant to the provisions of this Section 6 after the issuance of such rights or warrants) had the adjustment of the Initial Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

                  (iv) If the Company, at any time while shares of Series C Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of Series C Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 6(c)(ii) and (iii) above), then in each such case the Initial Conversion Price shall be determined by multiplying the Initial Conversion Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent of the net assets of the Company, such fair market value shall be determined by an Independent Appraiser (as defined below) selected in good faith by the holders of a majority in interest of the shares of Series C Preferred Stock then outstanding; and provided, further, that the Company, after receipt of the determination by such Independent Appraiser shall have the right to select an additional Independent Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Independent Appraiser. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                  (v) All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share. as the case may be.

                  (vi) Whenever the Initial Conversion Price is adjusted pursuant to Section 6(c)(ii),(iii) or (iv) (for purposes of this Section 6(c)(vi), each an "adjustment"), the Company shall cause its Chief Financial Officer to prepare and execute a certificate setting forth. in reasonable detail, the event requiring the adjustment, the amount of the adjustment. the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder)? and the Initial Conversion Price after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to each Holder promptly after each adjustment. Any dispute between the Company and the Holders with respect to the matters set forth in such certificate may at the option of the Holders be submitted to one of the national accounting firms currently known as the "big five" selected by the holders of a majority in interest of the shares of Series C Preferred Stock then outstanding, provided that the Company shall have ten days after receipt of notice from such Holders of their selection of such firm to object thereto, in which case the holders of a majority in interest of the shares of Series C Preferred Stock then outstanding shall select another such firm and the Company shall have no such right of objection. The firm selected by the holders of a majority in interest of the shares of Series C Preferred Stock then outstanding as provided in the preceding sentence shall be instructed to deliver a written opinion as to such matters to the Company and the Holders within thirty days after submission to it of such dispute. Such opinion shall be final and binding on the parties hereto. The fees and expenses of such accounting firm shall be paid by the Company.

                  (vii) In case the Company after the Original Issue Date shall do any of the following (each, a "Triggering Event") (a) consolidate with or merge into any other person and the Company shall not be the continuing or surviving person of such consolidation or merger. or (b) permit any other person to consolidate with or merge into the Company and the Company shall be the continuing or surviving person but, in connection with such consolidation or merger. any capital stock of the Company shall be changed into or exchanged for securities of any other person or cash or any other property, or (c) transfer all or substantially all of its properties or assets to any other person, or (d) effect a capital reorganization or reclassification of its capital stock, the holders of the Series C Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Triggering Event, and the holders of the Series C Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which such shares of Series C Preferred Stock could have been converted immediately prior to such Triggering Event would have been entitled; provided, however. that each Holder shall have the option to require the Company to redeem, from funds legally available therefor at the time of such redemption, shares of Series C Preferred Stock at a price equal to the Stated Value of the shares of Series C Preferred Stock to be redeemed, plus any and all accumulated and unpaid dividends thereon. (i) multiplied by the average Per Share Market Value for the five Trading Days immediately preceding (1) the effective date, the date of the closing or the date of the announcement, as the case may be, of the Triggering Event triggering such redemption right or (2) the date of payment in full by the Company of the redemption price hereunder, whichever is greater, and (ii) divided by the Conversion Price calculated on the date of the closing or the effective date, as the case may be, of the Triggering Event triggering such redemption right, as the case may be. The entire redemption price shall be paid in cash If the Holder has requested that the Company redeem shares of Series C Preferred Stock pursuant to this Section 6(c)(vii) and the Company fails for any reason to pay the redemption price. as calculated pursuant to the immediately preceding sentence, within five Trading Days after such notice is deemed delivered pursuant to the preceding sentence, the Company will pay interest on the redemption price at a rate of 15% per annum, in cash to such Holder. accruing from such seventh day until the redemption price and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty) The terms of any such Triggering Event shall include such terms so as to continue to give to the holder of Series C Preferred Stock the right to receive the securities, cash or property set forth in this Section

6(c)(vii) upon any conversion following such Triggering Event. This provision shall similarly apply to successive Triggering Events.

                  (viii) If:

                           A. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                           B. the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                           C. the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                           D. the approval of any shareholders of the Company shall be required in connection with any Triggering Event; or

                           E. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Series C Preferred Stock, and shall cause to be mailed to the Holders of Series C Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend. distribution, redemption, rights or warrants. or if a record is not to be taken. the date as of which the holders of Common Stock of record to be entitled to such dividend. distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification? consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Series C Preferred Stock during the 30-day period commencing the date of such notice to the effective date of the event triggering such notice.

                  (d) If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Series C Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Series C Preferred Stock at least 10 calendar days prior to the effective date of such action, and an Independent Appraiser selected bv the holders of majority in interest of the Series C Preferred Stock shall give its opinion as to the adjustment. if any (nor inconsistent with the standards established in this Section 6), of the Conversion Price (including. if necessary, any adjustment as to the securities into which shares of Series C Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Series C Preferred Stock. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Independent Appraiser giving the aforesaid opinion would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

                  (e) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series C Preferred Stock free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series C Preferred Stock, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 6(c)) upon the conversion of all outstanding shares of Series C Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradable.

                  (f) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Series C Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                  (g) The issuance of certificates for shares of Common Stock on conversion of Series C Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate.

                  (h) Shares of Series C Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

                  (i) Any and all notices or other communications or deliveries to be provided by the holders of the Series C Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the President and to the Secretary of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder of Series C Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earlier of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m., New York City time. (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m., New York City time, on any date and earlier than 11:59 p.m., New York City time, on such date, (iii) receipt, if sent by a nationally recognized overnight courier service, or (iv) actual receipt by the party to whom such notice is required to be given.

                  (j) In the event a Holder shall elect to convert any shares of Series C Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law or for any other reason, unless an injunction from a court or regulatory body, on notice, restraining and or adjoining conversion of all or of said shares of Series C Preferred Stock shall have issued and the Company posts a surety bond for the benefit of such Holder in the amount of the difference between the Conversion Price and the Per Share Market Value on the Trading Day preceding the date of the attempted conversion multiplied by the number of shares of Series C Preferred Stock sought to be converted, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment. Any Holder which becomes subject to an injunction of the type described in the preceding sentence shall notify the Company of such within one day of becoming aware of such injunction.

         Section 7. Optional Redemption.

                  (a) Redemption Right. Notwithstanding the foregoing, if upon receipt by the Company of a Conversion Notice it is determined that the Per Share Market Value on the Conversion Date is less than $3.00 (the "Floor Price"), then the Company shall, if written notice pursuant to Section 7(b) had been previously delivered to the Holder, in lieu of issuing shares of Common Stock pursuant to Section 6, redeem all of the shares of Series C Preferred Stock then held by such Holder by paying to the applicable Holder in cash a redemption price equal to 120% of the Stated Value, together with any and all accumulated and unpaid dividends thereon through the date of redemption (the "Redemption Price"), of such Holder's shares of Series C Preferred Stock (the "Redemption Election").

                  (b) Floor Price Notice. If at any time, the Conversion Price is determined to be less than the Floor Price and the Company intends, if it were to receive Conversion Notice from any Holder, to exercise its Redemption Election pursuant to Section 7(a), the Company must provide all the Holder's one
(1) day's written notice (the "Floor Price Notice") prior to making such an election. The Company will not be entitled to exercise its Redemption Election unless the Floor Price Notice was delivered to all the Holders in a timely manner.

         "Independent Appraiser" means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) that is regularly engaged in the business of appraising the capital stock or assets of corporations or other entities as going concerns, and which is not affiliated with either the Company or any Holder. The cost of any Independent Appraiser appointed hereunder shall be borne by the Company.

         "Junior Securities" means the Common Stock and all other equity securities of the Company which are junior in rights and liquidation preference to the Series C Preferred Stock.

         "NASDAO" means the National Association of Securities Dealers Automated Quotation System.

         "Original Issue Date" shall mean the date of the first issuance of any shares of the Series C Preferred Stock regardless of the number of transfers of any particular shares of Series C Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series C Preferred Stock.

         "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on The Nasdaq Small Cap Market, the Nasdaq National Market or other registered national stock exchange on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on The Nasdaq Small Cap Market, the Nasdaq National Market or any registered national stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market. as reported by NASDAQ or the National Quotation Bureau Incorporated or a similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date. or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Independent Appraiser selected in good faith by the holders of a majority in interest of the shares of the Series C Preferred Stock; provided, however, that the Company, after receipt of the determination by such Independent Appraiser, shall have the right to select an additional Independent Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Independent
Appraiser: and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period. The determination of fair market value by an Independent Appraiser shall be based upon the fair market value of the Issuer determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value, and shall be final and binding on all parties. In determining the fair market value of any shares of Common Stock, no consideration shall be given to any restrictions on transfer of the Common Stock imposed by agreement or by federal or state securities laws, or to the existence or absence of, or anv limitations on, voting rights

         "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

         "Purchase Agreement" means the Securities Purchase Agreement, dated as of the Original Issue Date, among the Company and the original holders of the Series C Preferred Stock.

         "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Original Issue Date, by and among the Company and the original Holders.

         "Trading Day" means (a) a day on which the Common Stock is traded on The Nasdaq Small Cap Market, the Nasdaq National Market or other registered national stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not listed on The Nasdaq Small Cap Market, the Nasdaq National Market or any registered national stock exchange, a day or which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

         "Underlying Shares" means the number of shares of Common Stock into -which the Shares are convertible in accordance with the terms hereof and the Purchase Agreement.

         IN WITNESS WHEREOF, we have subscribed this document on the date indicated below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.


Date: November 5, 1999

                                      ------------------------------------------
                                      Name:  Robert Press
                                      Title: Chairman of the Board of Directors
                                             and Vice President


                                      ------------------------------------------
                                      Name:  Maynard Hellman
                                      Title: Assistant Secretary

                                    EXHIBIT A

                             FINANTRA CAPITAL, INC.
                                CONVERSION NOTICE

Reference is made to the Certificate of Designation, Powers, Preferences and Rights of the Series of Preferred Stock of Finantra Capital, Inc. to be Designated 6% Series C Cumulative Convertible Preferred Stock (the "Certificate of Designation"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of 6% Series C Cumulative Convertible Preferred Stock, par value $.01 per share and stated value $1,000 per share (the "Preferred Shares"), of Finantra Capital, Inc., a Delaware corporation (the "Company"), indicated below into shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company, by tendering the stock certificates(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

                               Date of Conversion:
                   Number of Preferred Shares to be converted:
          Stock certificate no(s). of Preferred Shares to be converted:

         The Common Stock have been sold pursuant to the Registration Statement
         (as defined in the Registration Rights Agreement): YES       NO
                                                               -----     -----

Please confirm the following information:

                            Conversion Price: $
                                               ------------------------

                 Number of shares of Common Stock to be issued:


                         ------------------------------

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issued to:
          ---------------------------------------------------------------------

Facsimile Number:
                 --------------------------------------------------------------

Authorization:
              -----------------------------------------------------------------

By:
   ----------------------------------------------------------------------------

Title:
      -------------------------------------------------------------------------

Dated:
      -------------------------------------------------------------------------

Account Number:
               ----------------------------------------------------------------
                                             (if electronic book entry transfer)

Transaction Code Number:
                        -------------------------------------------------------
                                             (if electronic book entry transfer)


                                 PRICES ATTACHED